EXHIBIT 23.2


                         Consent Of Independent Auditors


The Board of Directors
Richfood Holdings, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-41210, 33-41570, 33-43652, 33- 55299, 33-63447, 333-1251, 333-1253 and
333-16411) on Form S-8 of Richfood Holdings, Inc. of our report dated June 10, 1996, relating to the consolidated balance sheet of Richfood Holdings, Inc. and subsidiaries as of April 27, 1996, and the related consolidated statements of earnings, shareholders' equity, cash flows and financial statement schedule for the fiscal years ended April 27, 1996 and April 29, 1995, which report is included in the May 3, 1997 annual report on Form 10-K of Richfood Holdings, Inc. The consolidated financial statements give effect to the merger on October 15, 1995 of a wholly-owned subsidiary of Richfood Holdings, Inc. with and into Super Rite Corporation, which has been accounted for using the pooling of interests method as described in note 2 to the consolidated financial statements. We did not audit the fiscal 1995 consolidated financial statements and financial statement schedule of Super Rite Corporation, which consolidated financial statements reflect sales constituting approximately 49% of the related consolidated financial statement totals for fiscal 1995. The fiscal 1995 consolidated financial statements and financial statement schedule of Super Rite Corporation were audited by other auditors, whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for Super Rite Corporation, is based solely on the report of the other auditors.


                                        /s/ KPMG PEAT MARWICK LLP




Richmond, Virginia
July 30, 1997